SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Under Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2005

ResMed Inc

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26038	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14040 Danielson Street

Poway, California 92064-6857

(Address of Principal Executive Offices)

(858) 746-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 4, 2005, we entered into a definitive agreement to buy one hundred percent of the shares of Financiere ACA SAS. Financiere ACA is a holding company, whose principal operating subsidiary is SAIME SA. SAIME develops, manufactures and sells medical devices in the respiratory field, principally ventilators. The sellers are several financial entities, represented in the transaction by Barclays Private Equity France, and several members of SAIME’s current management, represented in the transaction by Mr. Antoine Heral, the President of the Management Board of Financiere and of SAIME.

We agreed to pay an enterprise value of approximately 86 million euros. We will purchase the shares for approximately 40 million euros. Financiere has net financial indebtedness of approximately 46 million euros, which will be repaid upon completion. We intend to finance the transaction with existing cash reserves and new indebtedness.

There are no material conditions to complete the transaction. The agreement includes certain representations and warranties, and the sellers agreed to a limited indemnification of us for breach of those representations and warranties, secured in part with bank guarantees.

Item 2.02 Disclosure of Results of Operations and Financial Condition.

On May 5, 2005, we issued the press release attached as Exhibit 99.1. It is incorporated into this report by reference. The press release describes the results of our operations for the quarter ended March 31, 2005.

We are furnishing the information in this report, not “filing” it for purposes of Section 18 of the Securities Exchange Act of 1934. And we are not incorporating it by reference into any filings we’ve made before, or may make later, even though those filings may contain general incorporation language.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibits:	Description of Document
99.1	Press Release dated May 5, 2005.

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SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

Date: May 5, 2005	RESMED INC
(registrant)

	By:	/s/ Adrian M. Smith
	Name:	Adrian M. Smith
	Its:	Senior Vice President Finance and Chief Financial Officer

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EXHIBIT INDEX

Exhibits:	Description of Document
99.1	Press Release dated May 5, 2005.